Exhibit 10.28

200 Witmer Road	Linda Pickles, SPHR
Horsham, PA 19044	Executive Vice President
Human Resources

REVISED

September 5, 2006

James Baio
[Address redacted]

Dear Mr. Baio:

Welcome to Capmark Finance Inc. (“Capmark Finance” or “Company”). This letter will confirm our offer of employment to you for the full-time position of Executive Vice President, Chief Financial Officer, in our San Francisco office, with an annual starting salary of $600,000 and an effective date on or before October 23, 2006. Your position will be responsible for accounting, tax, budget, business planning, internal audit, treasury and risk management. Other duties may be assigned by the CEO. Also, you will be a member of the Executive Committee and Investment Committee, and serve on other Committees and participate in Board meetings as requested by the CEO. You and I will work together on the timing and content of the announcement of your position with Capmark Finance.

Upon commencement of employment, you will receive a signing bonus of $1,350,000, less applicable taxes, which will be paid to you in your first paycheck. You will be eligible for an annual discretionary bonus beginning for plan year 2007, and we are targeting two times your base salary. Please note that you must be an employee in good standing at the time of pay out of any bonus to receive such bonus.

Effective with your employment, you will be offered the opportunity to purchase equity in the Company up to a maximum of $2,000,000, matched 3:1 in options. It is expected, and has been discussed, that you will purchase a minimum of $1,500,000. Official documentation is enclosed with this letter, and any purchase of equity and corresponding option grants will be subject to the terms and conditions of such documents. You will see that the revised Stock Option Agreement notes that Closing, or March 23, 2006 as defined in the Stock Option Agreement, is used as the anniversary date for the vesting of your options, rather than the grant date.

Per Company policy, your performance will be reviewed after your initial three months of employment.

Should your employment be terminated within the first 12 months of employment other than for Cause by Capmark Finance or for Good Reason by you (“Cause” and “Good Reason” as defined in the “2006 Equity Plan For Key Employees of Capmark Financial Group Inc. and its Affiliates” and referenced at the end of this letter), you will be entitled to a severance payment of $600,000 less applicable taxes and in exchange for a release of all employment claims. Should your employment be terminated other than for Cause by Capmark Finance or for Good Reason by you during your 13th month through the end of your 24th month of employment, you will be entitled to a severance payment of $300,000 less applicable taxes and in exchange for a release of all employment claims. Should your employment be terminated other than for Cause by Capmark Finance or for Good Reason by you after your first 24 months, you will only be entitled to the normal Capmark Finance severance policy and subject to its provisions. Should your employment be terminated anytime with Cause by Capmark Finance, or should you leave voluntarily, you will only be paid base salary through the date of separation, and you will not be entitled to any other payments. Any severance payments noted in this paragraph are subject to IRS code Section 409(A), discussed at the end of this letter.

Company policy for time off is reflected in PTO (paid time off) days. You will accrue 23 days annually on a pro-rated monthly basis beginning on November 1, 2006. These days are to be used for vacation, sick or any personal time you may need. As of your third anniversary with the Company, you will begin to accrue PTO days per the Company policy, which is based on tenure.

You will receive benefits offered to full-time employees. If elected, medical, dental and term life coverage becomes effective on December 1, 2006, and you must enroll within 30 days of your hire date. In addition, you may purchase additional term life insurance for you and your family contingent upon our insurance carrier’s approval. You may participate in the Company’s 401(k) Plan beginning on December 1, 2006, and will be eligible for matching dollars after twelve consecutive months of employment.

Please be advised that we routinely conduct a background investigation on all employees and continued employment is contingent upon a satisfactory report.

The Immigration Reform and Control Act of 1986 requires employers to verify the identity and the authorization of all employees to work in the United States. A list of all documents accepted by the Immigration and Naturalization Service is enclosed. You must bring one original document from List A or one original from both List B and List C on your first day of employment. These documents will be copied for your file and the original(s) returned to you.

We are looking forward to having you join Capmark Finance. Please feel free to contact me if you have any questions concerning this offer of employment. I can be reached at (215) 328-1895.

Regards,

/s/ Linda Pickles
Linda Pickles

This appointment is for no set term and may be terminated at any time for any reason with or without cause by either you or the Company.

If you agree to the above terms, please sign below and return all pages of the offer letter along with the Investigative Consumer Report Disclosure Notice and Authorization form found within the enclosed folder. Both documents can be faxed to my attention to (215) 328-3714, prior to the expiration date designated in this letter.

All other forms should be returned to your regional HR Manager, Thomas Cataldi, located in our Horsham office at x1891 on your first day.

This offer will expire at the end of business on Friday, September 8, 2006.

/s/ James Baio	9/6/06
Accepted: James Baio	Date:

cc: William Aldinger

Definitions:

Section 409A. The severance payments outlined in this letter are intended to comply with the requirements of section 409A of the Code, to the extent applicable, and shall be administered in accordance with section 409A, to the extent applicable. Notwithstanding any provision in this letter to the contrary, any payment otherwise required to be made hereunder to you at any date as a result of the termination of employment shall be delayed for such period of time as may be necessary to meet the requirements of section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”). On the earliest date on which such payments can be made without violating the requirements of section 409A(a)(2)(B)(i) of the Code, there shall be paid to you (or if you die, to your estate), in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

“Cause” shall exist if the Board reasonably determines that any one or more of the following events has occurred while employed by the Company: (i) the executive’s willful and continued failure (except where due to a physical or mental incapacity) to substantially perform his material duties with respect to the Company which continues beyond ten (10) days after a written demand for substantial performance is delivered to the executive by the Company (such ten-day period, the “Cure Period”); (ii) any gross misconduct of the executive that causes material and demonstrable injury, monetarily or otherwise, to the Company; (iii) conviction of, or plea of guilty or nolo contendere to, the commission of (x) a felony by the executive or (y) any misdemeanor involving theft, fraud, misappropriation or moral turpitude (other than in connection with any traffic violations); (iv) executive’s disqualification or bar by any governmental or self-regulatory authority from serving in his position with the Company or executive’s loss of any governmental or self-regulatory license that is reasonably necessary for executive to perform his material duties with respect to the Company, in any such case, as a result of misconduct by the executive; (v) executive’s willful obstruction of, or willful failure to cooperate with (except where due to a physical or mental incapacity), any investigation authorized by the Board; provided that exercise by the executive of his constitutional rights under the Fifth Amendment of the United States Constitution in the event of any criminal investigation of executive shall not be treated as obstruction of or failure to cooperate with any such investigation; (vi) executive’s material breach of the Company’s written code of conduct and business ethics, which breach is customarily punishable by termination of employment by the Company, or (vii) a material breach by the executive of the restrictive covenants applicable to the executive pursuant to the executive’s Management Stockholders’ Agreement or other agreements, if any, which continues beyond the Cure Period (to the extent that, in the Board’s reasonable judgment, such breach can be cured).

“Good Reason” shall mean, without an executive’s consent (i) the material reduction of an executive’s annual rate of base salary (excluding any general salary reduction affecting substantially all of the full-time, salaried employee population of the Company) or annual bonus opportunity (excluding reductions in the value of any performance bonus pool as a result of Company or business unit’s performance or changes in the goal amount or type of performance targets of the applicable bonus arrangement), (ii) a material diminution in the executive’s employment duties or responsibilities, in each case, following a reasonable period by the Company to cure such event following receipt of written, notice by the executive indicating the event giving rise to Good Reason; or (iii) relocation of an executive’s primary workplace to a location more than 50 miles away from his prior office location. The executive may terminate his employment with Good Reason by providing the Company ten (10) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, within one hundred eighty (180) days after the occurrence of such event.